                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                        Amendment No. 2 on Schedule 13G

                               WFS FINANCIAL INC
-------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, Without Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     92923B
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Continued on following page(s))

                               Page 1 of 34 Pages

CUSIP No. 92923B                       13G                  Page 2 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    ERNEST S. RADY AND ERNEST S. RADY TRUST
                        Social Security No. ###-##-####
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       IN
==============================================================================

CUSIP No. 92923B                       13G                  Page 3 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST
                        Social Security No. ###-##-####
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       IN
==============================================================================

CUSIP No. 92923B                       13G                  Page 4 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         WESTERN FINANCIAL BANK F.S.B.
                        I.R.S. ID NO. 94-2504080
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES CORPORATION (PRINCIPAL PLACE OF BUSINESS: CALIFORNIA)
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       BK
==============================================================================

CUSIP No. 92923B                       13G                  Page 5 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    WESTCORP
                            I.R.S. ID NO. 51-0308535
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       HK
==============================================================================

CUSIP No. 92923B                       13G                  Page 6 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           EXPLORER INSURANCE COMPANY
                            I.R.S. ID NO. 94-2784519
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                    ARIZONA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       IC
==============================================================================

CUSIP No. 92923B                       13G                  Page 7 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             AMERICAN ASSETS, INC.
                           I.R.S. ID NO. 95-249-3347
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                  Page 8 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            AVRETT ENTERPRISES, LTD.
        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                  Page 9 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            CANPAC ENTERPRISES, LTD.
        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                  Page 10 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         INSURANCE COMPANY OF THE WEST
                            I.R.S. ID NO. 95-2769232
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                 Page 11 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MEMRAD HOLDINGS, LTD.
        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                 Page 12 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          SILPIT INDUSTRIES CO., LTD.
        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                 Page 13 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        WESTERN INSURANCE HOLDINGS, INC.
                            I.R.S. ID NO. 95-2890041
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       CO
==============================================================================

CUSIP No. 92923B                       13G                 Page 14 of 34 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   DHM TRUST
                            I.R.S. ID NO. 33-6003176
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  5)      SOLE VOTING POWER

                                  SEE ITEM 4 OWNERSHIP
  NUMBER OF    ---------------------------------------------------------------
   SHARES         6)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       7)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                          SEE ITEM 4 OWNERSHIP
               ---------------------------------------------------------------
                  8)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              SEE ITEM 4 OWNERSHIP
------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Approximately 82.23% (based on 26,020,306 shares outstanding)
------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

                                       OO
==============================================================================

Item 1.         Security and Issuer.

Common Stock, Without Par Value

WFS FINANCIAL INC
16485 Laguna Canyon Road, Suite 250
Irvine, CA 92718

Item 2.         Identity and Background.

Ernest S. Rady and Ernest S. Rady Trust

(a)     Ernest S. Rady and Ernest S. Rady, Trustee
(b)     Mr. Rady's residence address is:
        Ernest S. Rady
        8144 Prestwick Drive
        La Jolla, CA 92037
        The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
(c)     Mr. Rady is a Canadian citizen.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Evelyn Shirley Rady and Evelyn Shirley Rady Trust

(a)     Evelyn Shirley Rady, Ernest S. Rady, Trustee
(b)     Mrs. Rady's residence address is:
        Evelyn Shirley Rady
        8144 Prestwick Drive
        La Jolla, CA 92037
        The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
(c)     Mrs. Rady is a Canadian citizen.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Western Financial Bank F.S.B.

(a)     WESTERN FINANCIAL BANK F.S.B.
(b)     The principal business address is:
        16485 Laguna Canyon Road
        Irvine, California 92618-3820
(c)     California corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B




                              Page 15 of 34 Pages

Westcorp

(a)     WESTCORP
(b)     The principal business address is:
        23 Pasteur Road
        Irvine, California 92718-3804
(c)     California corporation
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Explorer Insurance Company

(a)     EXPLORER INSURANCE COMPANY
(b)     The principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
(c)     Arizona corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

American Assets, Inc.

(a)     American Assets, Inc.
(b)     The principal business address is:
        American Assets, Inc.
        11455 El Camino Real
        San Diego, CA 92130-2045
(c)     California corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Avrett Enterprises, Ltd.

(a)     Avrett Enterprises, Ltd.
(b)     The principal business address is:
        Avrett Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Canadian corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B





                              Page 16 of 34 Pages

Canpac Enterprises, Ltd.

(a)     Canpac Enterprises, Ltd.
(b)     The principal business address is:
        Canpac Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Canadian corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Insurance Company of the West

(a)     Insurance Company of the West
(b)     The principal business address is:
        Insurance Company of the West
        11455 El Camino Real
        San Diego, CA 92130-2045
(c)     California corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Memrad Holdings, Ltd.

(a)     Memrad Holdings, Ltd.
(b)     The principal business address is:
        Memrad Holdings, Ltd.
        203-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3
(c)     Canadian corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B

Silpit Industries Co., Ltd.

(a)     Silpit Industries Co., Ltd.
(b)     The principal business address is:
        Silpit Industries Co., Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     California corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B




                              Page 17 of 34 Pages

Western Insurance Holdings, Inc.

(a)     Western Insurance Holdings, Inc.
(b)     The principal business address is:
        Western Insurance Holdings, Inc.
        11455 El Camino Real
        San Diego, CA 92130-2045
(c)     California corporation.
(d)     Title of Class of Securities: Common Stock.
(e)     CUSIP No. 92923B


DHM Trust

(a)     DHM Trust, Ernest S. Rady, Trustee
(b)     Mr. Rady's residence address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
        The Trust's principal address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c)     Mr. Rady is a Canadian citizen
(d)     Title of Class of Securities: Common Stock
(e)     CUSIP No. 92923B



                              Page 18 of 34 Pages

Item 8.         Identification and Classification of Members of the Group.

Ernest S. Rady and Ernest S. Rady Trust

See above

Evelyn Shirley Rady and Evelyn Shirley Rady Trust

See above

Western Financial Bank, F.S.B.

(a)     Western Financial Bank, F.S.B.
        Names and Addresses of Officers
        and Directors as of April 15, 1997
        (the end of the filing period)                  Title

        Ernest S. Rady                          Chairman of the Board
        1844 Prestwick Drive
        La Jolla, California 92037

        Donald H. Kasle                         President & Chief Executive Officer
        23 Pasteur Road
        Irvine, California 92718-3804

        Joy Schaefer                            Senior Executive Vice President
        23 Pasteur Road                         & Chief Operating Officer
        Irvine, California 92718-3804

        Robert E. Adams                         Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Terrance P. Mungon                      Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Harriet Burns Feller                    Executive Vice President, Secretary
        23 Pasteur Road                         & General Counsel
        Irvine, California 92718-3804

        Lee A. Whatcott                         Executive Vice President
        23 Pasteur Road
        Irvine, California




                              Page 19 of 34 Pages

        Richard W. Stephan                      Executive Vice President & Chief
        23 Pasteur Road                         Information Officer
        Irvine, California 92718-3804

        Arthur Alvarez                          Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Michael Johnson                         Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        James E. Tecca                          Executive Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Gary Plooster                           Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Kevin Farrenkopf                        Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Debbie Horton                           Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Craig Loe                               Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Mark Metzinger                          Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820

        Richard Palmer                          Senior Vice President, Chief
        16485 Laguna Canyon Road                Financial Officer & Controller
        Irvine, California 92618-3820

        J. Keith Palmer                         Vice President and Treasurer
        23 Pasteur Road
        Irvine, California 92718-3804

        Daniel Sussman                          Senior Vice President
        16485 Laguna Canyon Road
        Irvine, California 92618-3820


                              Page 20 of 34 Pages

Guy Du Bose                             Vice President & Associate General Counsel
23 Pasteur Road
Irvine, California 92718-3804

Joan C. Van Winkle                      Assistant Vice President & Assistant Secretary
23 Pasteur Road
Irvine, California 92718-3804

Judith M. Bardwick                      Director
23 Pasteur Road
Irvine, California 92718-3804

William J. Crawford                     Director
23 Pasteur Road
Irvine, California 92718-3804

Robert W. Jenkins                       Director
23 Pasteur Road
Irvine, California 92718-3804

Alan L. Milligan                        Director
23 Pasteur Road
Irvine, California 92718-3804

Stanley E. Foster                       Director
23 Pasteur Road
Irvine, California 92718-3804







                              Page 21 of 34 Pages

Westcorp

(a) Westcorp

        Names and Addresses of Officers
        and Directors as of April 15, 1997
        (the end of the filing period)                  Title
    -------------------------------------               -----
        Ernest S. Rady                          Chairman of the Board, President
        1844 Prestwick Drive                    and Chief Executive Officer
        La Jolla, California 92037

        Donald H. Kasle                         Senior Executive Vice President &
        16485 Laguna Canyon Road                Chief Administrative Officer,
        Irvine, California 92618-3820           Director

        Joy Schaefer                            Senior Executive Vice President &
        23 Pasteur Road                         Chief Operating Officer
        Irvine, California 92718-3804

        Harriet Burns Feller                    Executive Vice President, General
        23 Pasteur Road                         Counsel & Secretary
        Irvine, California 92718-3804

        Lee A. Whatcott                         Senior Vice President, Chief
        23 Pasteur Road                         Financial Officer & Controller
        Irvine, California 92718-3804

        J. Keith Palmer                         Vice President & Treasurer
        23 Pasteur Road
        Irvine, California 92718-3804

        Richard W. Stephan                      Senior Vice President
        23 Pasteur Road
        Irvine, California 92718-3804

        Joan C. Van Winkle                      Assistant Vice President &
        23 Pasteur Road                         Assistant Secretary
        Irvine, California 92718-3804

        Judith M. Bardwick                      Director
        23 Pasteur Road
        Irvine, California 92718-3804

        William J. Crawford                     Director
        23 Pasteur Road
        Irvine, California 92718-3804




                              Page 22 of 34 Pages

        Alan L. Milligan                             Director
        23 Pasteur Road
        Irvine, California 92718-3804

        Stanley E. Foster                            Director
        23 Pasteur Road
        Irvine, California 92718-3804


Explorer Insurance Company

(a)     Explorer Insurance Company

        Names and Addresses of Officers
        and Directors as of April 15, 1997                      Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                           President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Frederick Bernard Tisovic                    Senior Vice President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        John L. Hannum                               Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        James W. Austin III                          Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                             Treasurer, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        E. Harned Davis                              Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Gene P. Irizarry                             Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045




                              Page 23 of 34 Pages

        Fariborz Rostamian                           Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        John A. DiFalco                              Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Mary E. Cannon                               Secretary
        11455 El Camino Real
        San Diego, CA 92130-2045


American Assets, Inc.

(a)     American Assets, Inc., a California corporation

        Names and Addresses of Officers
        and Directors as of April 15, 1997                      Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board and President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Harry M. Rady                                Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bernard M. Feldman                           Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        John W. Chamberlain                          Chief Executive Officer, Senior
        11455 El Camino Real                         Executive Vice President
        San Diego, CA 92130-2045

        Allen Garrett                                Executive Vice President, Chief
        11455 El Camino Real                         Operating Officer
        San Diego, CA 92130-2045

        Valerie A. McPherson                         Vice President, Chief Financial
        11455 El Camino Real                         Officer, Secretary
        San Diego, CA 92130-2045

        James R. Cronemeyer                          Vice President - Commercial
        11455 El Camino Real                         Property Management
        San Diego, CA 92130-2045




                              Page 24 of 34 Pages

        Richard M. McKee                             Vice President - Construction
        11455 El Camino Real
        San Diego, CA 92130-2045


Avrett Enterprises, Ltd.

(a)     Avrett Enterprises, Ltd.

        Names and Addresses of Officers
        and Directors as of April 15, 1997                      Title
        -------------------------------------                   -----
        Sylvia Silverberg                            President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Evelyn Rady                                  Vice President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Nora Kaufman                                 Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        David A. Kaufman                             Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7




                              Page 25 of 34 pages

Canpac Enterprises, Ltd.

(a)     Canpac Enterprises, Ltd.

        Names and Addresses of Officers
        and Directors as of April 15, 1997                Title

        Ernest S. Rady                            President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Brian Hirsch                              Secretary, Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

Insurance Company of the West

(a)     Insurance Company of the West

        Names and Addresses of Officers
        and Directors as of April 15, 1997               Title

        Ernest S. Rady                            Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                        President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Richard S. King                           Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Michael F. McAuliffe                      Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bruce N. Moore                            Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        James B. Rathbun                          Director
        11455 El Camino Real
        San Diego, CA 92130-2045




                              Page 26 of 34 Pages

Charles E. Scribner             Director
11455 El Camino Real
San Diego, CA 92130-2045

David S. Kaufman                Director
11455 El Camino Real
San Diego, CA 92130-2045

H. Michael Freet                Senior Vice President, Treasurer
11455 El Camino Real
San Diego, CA 92130-2045

John L. Hannum                  Senior Vice President
11455 El Camino Real
San Diego, CA 92130-2045

James A. Currie                 Senior Vice President
11455 El Camino Real
San Diego, CA 92130-2045

John A. DiFalco                 Senior Vice President
11455 El Camino Real
San Diego, CA 92130-2045

Rory Read                       Senior Vice President
11455 El Camino Real
San Diego, CA 92130-2045

Walter F.A. Prayer              Senior Vice President
11455 El Camino Real
San Diego, CA 92130-2045

H. Edward Hire                  Vice President
11455 El Camino Real
San Diego, CA 92130-2045

Gene P. Irizarry                Vice President
11455 El Camino Real
San Diego, CA 92130-2045

Leslie M. Obayashi              Vice President
11455 El Camino Real
San Diego, CA 92130-2045

E. Harned Davis                 Vice President
11455 El Camino Real
San Diego, CA 92130-2045



                              Page 27 of 34 Pages

        Dennis E. Osgood                Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Daniel F. Reading               Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bruce J. Schryver               Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Samuel A. Banks, Sr.            Resident Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        James W. Austin III             Secretary, Vice President &
        11455 El Camino Real            General Counsel
        San Diego, CA 92130-2045

        Fariborz Rostamian              Vice President, Controller
        11455 El Camino Real
        San Diego, CA 92130-2045

Memrad Holdings, Ltd.

        Names and Addresses of Officers         Title
        and Directors as of April 15, 1997

(a)     Memrad Holdings, Ltd.

        Ernest S. Rady                  President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Marjorie Blankenstein           Director, Treasurer
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Morley Blankenstein             Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3



                              Page 28 of 34 Pages

        Mindel Olenick                          Assistant Secretary, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Thomas Z. Olenick                       Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Brian Hirsch                            Secretary
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

Silpit Industries Co., Ltd.

        Names and Addresses of Officers
        and Directors as of April 15, 1997              Title
        -------------------------------------           -----
(a)     Silpit Industries Co., Ltd.

        Ernest S. Rady                          Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        David S. Kaufman                        President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Evelyn Rady                             Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Sylvia Silverberg                       Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7



                              Page 29 of 34 Pages

Western Insurance Holdings, Inc.

        Names and Addresses of Officers
        and Directors as of April 15, 1997              Title
        -------------------------------------           -----
(a)     Western Insurance Holdings, Inc.

        Ernest S. Rady                          Chairman of the Board
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                      President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer,
        11455 El Camino Real                    Director
        San Diego, CA 92130-2045

        James W. Austin III                     Secretary
        11455 El Camino Real
        San Diego, CA 92130-2045


DHM TRUST

(a)     DHM Trust

        Names and Addresses of Officers
        and Directors as of April 15, 1997                      Title
        -------------------------------------                   -----
        Ernest S. Rady                               Trustee
        8144 Prestwick Drive
        La Jolla, CA 92037





                              Page 30 of 34 Pages

Item 3.         Nature of Person.

        Not Applicable.  Group filing but not under Rule 13d-1(b)(2).

Item 4.         Ownership.

        This filing is for the cumulative share holdings of an affiliated group as of April 15, 1997. The various entities named in this Schedule 13G are owned directly and indirectly through a series of affiliated companies which are owned or controlled by Ernest S. Rady and Evelyn Shirley Rady (reporting hereunder). The collective ownership, as of April 15, 1997, of 21,396,360 shares of Common Stock of the Issuer (including 336,138 shares pursuant to options exercisable by the affiliated group within 60 days), represents 82.23% of the 26,020,306 outstanding shares of Common Stock of the Issuer. Exhibit A attached hereto and incorporated by this reference herein depicts the relationship among the various affiliated companies in the "Rady" group. There is no formal agreement to vote or dispose of the shares of the Issuer in a particular manner. The dispositive and voting power of each of the individuals and companies shown on Schedule A is made independent of the other, except to the extent that Mr. and Mrs. Rady may be shareholders, officers and/or directors of the various companies and in that respect are able to control disposition and voting of the shares of the Issuer owned by each such company.

Item 5.         Ownership of Five Percent or Less of a Class.

        Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

        None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not Applicable.

Item 9.         Notice of Dissolution of Group.

        Not Applicable.

Item 10.        Certification.

        Not Applicable. Filing is made under Rule 13d-1(c).




                              Page 31 of 34 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated: April 15, 1997           /s/ Ernest S. Rady
                                        ---------------------------------------
                                            Ernest S. Rady


                                        Ernest S. Rady Trust


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady Trust, Trustee


                                        Evelyn Shirley Rady Trust


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Trustee

        Dated: April 15, 1997           /s/ Evelyn Shirley Rady
                                        ---------------------------------------
                                            Evelyn Shirley Rady


                                        Western Financial Bank, F.S.B.


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Westcorp


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Explorer Insurance Company


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman





                              Page 32 of 34 Pages

                                        American Assets, Inc.


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Avrett Enterprises, Ltd.


        Dated: April 15, 1997           By: /s/ Evelyn Rady
                                            -----------------------------------
                                                Evelyn Rady, Vice President


                                        Canpac Enterprises, Ltd.


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Insurance Company of the West


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Memrad Holdings, Ltd.


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Silpit Industries Co., Ltd.


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Western Insurance Holdings, Inc.


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        DHM Trust


        Dated: April 15, 1997           By: /s/ Ernest S. Rady
                                            -----------------------------------
                                                Ernest S. Rady, Trustee








                              Page 33 of 34 Pages

                                   Exhibit A

               Organizational Chart of Rady Entities Beneficially
            Holding Shares in WFS Financial Inc as of April 15, 1997


                           HOLDING COMPANY STRUCTURE

           -----------------                 -----------------
-----------Ernest Rady Trust-----------      Evelyn Rady Trust-------
/       ---                 ----      /                       ------/-----------
/       /  -----------------   /      /      -----------------      /          /
/       /        /             /      /            /                /          /
/       /        /  47%        /      /            /  50%           25.9%      /
/       /        /             /      /            /                /          /
/       / ---------------------/      /   ------------------------  /          /
/       / Memrad Holdings, Ltd./      /   Avrett Enterprises, Ltd.------       /
/       / ---------------------/      /   ------------------------  /  /       /
/       /        /             /      /            /                /  /       /
/       /        /         62.5%      4.75%        /                /  /       /
/       /        /             /      /            /  35.9%         /  /       /
/       /        44.9%         /      /            /                /  /       /
/       /        /             /      /  -------------------------- /  2.2%    /
/       15.2%    /             /      /  Silpit Industries Co. Ltd.--  /       /
/       /        /             /      /  --------------------------    /       /
/       /        /             /      /            /  25.4%            /       /
/       /        /             /      /     ------------------------   /       /
/       /        /             -------/-----Canpac Enterprises, Ltd.----       /
/       /        /                    /     ------------------------           /
/       /        /                    /               /                        /
/       /        /                    ----------------/------                  /
/       /        /      ---------------------         /     /                  /
7.0%    /        -------American Assets, Inc.-- 24.3%--     /                  /
/       ----------------                                    /                  /
/                       ---------------------               /                  /
/               48.3%             /           88%           /                  /
/             -----------------------------------------     /               0.7%
/             /                                       /     /                  /
/             /                               ---------------------            /
/             /                               Western Ins. Holdings            /
/             /                               ---------------------            /
/             /                                       /                        /
/             /                                       / 100%                   /
/             /                                       /                        /
/             /                              -------------------------         /
/             /    ------------ 5.8% ------- Insurance Co. of the West         /
/             /    /                         -------------------------         /
/ ---------   /    /                                  /                        /
/ DHM Trust   /    /                                  / 100%                   /
/   .007%     /    /                                  /                        /
/ ---------   /    /                           ----------------------          /
/     /       /    / ---------- 0.1% --------- Explorer Insurance Co.          /
/     /       /    / /                         ----------------------          /
/     /       /    / /                                                         /
/     /---------------                                                         /
--------------Westcorp----------------------------------------------------------
              --------
               /
               /  100%
               /
          -----------------
          Western Financial
             Bank F.S.B.
          -----------------



                              Page 34 of 34 Pages